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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2005 (May 13, 2005 as to the effects of the restatement discussed in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs describing the basis on which the financial statements have been prepared and related to the restatement described in Note 17) relating to the consolidated and combined financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries appearing in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 20, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM